EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT

          This Employment Agreement ("Agreement") is made as of January 1, 1999, between Resource Bank ("Resource"), and T. A. Grell, Jr. ("Employee").

          WHEREAS, Resource wishes to employ Employee to serve as its President and Chief Operating Officer, and Employee is willing to accept such employment in accordance with the terms of this Agreement; and

          WHEREAS, Employee recognizes the importance to Resource and to the public of maintaining the high standards and quality associated with Resource's name and reputation, and is willing to maintain such high standards and quality;

          NOW, THEREFORE, it is agreed as follows:

(1) TERM OF EMPLOYMENT: Subject to the provisions of this Agreement, Resource will employ Employee as its President and Chief Operating Officer for an initial term of five (5) years, beginning on January 1, 1999 and expiring on December 31, 2003 ("Initial Term"). Not less than six (6) months prior to the expiration of the Initial Term, Resource's Board of Directors (the "Resource Board of Directors") shall conduct and complete a review of Employee's performance.

         1.1 If the Resource Board of Directors determines upon such review that Employee has performed in accordance with Resource's performance criteria, no further action will be necessary, and Resource shall employ Employee for an additional two-year period under the terms herein. Thereafter, this Agreement shall automatically renew for successive two-year periods unless either party gives three (3) months written notice prior to the expiration of any two-year term.

         1.2 If the Resource Board of Directors determines upon such review that Employee has not performed in accordance with Resource's performance criteria, it shall so notify Employee in writing at least three (3) months prior to the expiration of the Initial Term hereof that this Agreement will not be renewed ("Notice of Non-Renewal"), and this Agreement shall expire and the employment created herein shall end at the conclusion of the Initial Term. Employee shall also receive three additional month's regular base salary following expiration pursuant to Resource's regular pay schedule.

         1.3 The regular base salary payable both prior to and following expiration as provided in subparagraph 1.2 shall not be paid if Employee competes with Resource as that term is used in subparagraphs 7.2 and 7.3 hereof.

         1.4 Resource, in its sole discretion, shall have the option but not the obligation of relieving Employee of actually performing any services following the giving of a Notice of Non-Renewal. Employee shall nonetheless be paid as provided in subparagraph 1.2 provided he neither seeks or accepts employment in competition with Resource as provided in subparagraph 1.3 nor breaches any other provision hereof.

(2) DUTIES: During the period of employment hereunder, Employee will devote his best efforts and substantially his full time to the business and affairs of Resource, perform such services not inconsistent with his position as are designated by the Resource Board of Directors, and use his best efforts to promote the interest of Resource. Employee pledges that during the term of this Agreement,

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         Employee shall not, directly or indirectly, engage in any business that could detract from Employee's ability to apply his best efforts to the performance of his duties hereunder. Employee further agrees to comply with all rules, regulations and policies established or issued by Resource.

(3) COMPENSATION: Resource will pay Employee a regular base salary commensurate with his position and performance, such salary to be determined from time to time by the Resource Board of Directors, but to be not less than $200,000 upon the initiation of this Agreement. Such salary will be payable in periodic installments on the same basis as that of other employees of Resource who hold executive positions. In addition, Employee will be eligible to participate in Resource's Bonus Program as determined from time to time by the Resource Board of Directors.

(4) BENEFITS: Employee will participate in the various employee benefit, disability and retirement plans provided for similarly situated employees according to the terms and conditions of those plans, as determined by the Resource Board of Directors. During each full year of employment, Employee shall have five weeks paid vacation. During Employee's employment with Resource, Employee will be provided with an automobile allowance in the amount of $500.00 per month. Resource reserves the right to modify, eliminate, or add to any of the foregoing benefits as it deems appropriate.

(5) DEATH: If Employee should die during the term of this Agreement, Resource will, in lieu of payments due under other provisions of this Agreement, pay to Employee's estate for a period of 3 months, Employee's regular base salary at the time of the Employee's death plus any previously accrued and unpaid compensation. Thereafter, Resource will have no further obligation to Employee or his estate under this Agreement.

(6) DISABILITY: In the event that Employee, by reason of physical or mental incapacity or disability ("Disability"), is unable, with or without reasonable accommodation, to perform his duties and responsibilities under this Agreement, then Resource will pay to Employee his regular base salary for a six (6) month period following the date on which the Disability first begins, after which time it is intended that the payments under the disability insurance maintained by Resource for Employee will be in effect. Thereafter, Resource will have no obligation to pay Employee any compensation under this Agreement; provided, however, that for a period of one (1) year following the date the Disability first begins, Employee shall have the right to return to employment under this Agreement if Employee, with or without reasonable accommodation, is again able to fully perform his duties. Upon such a return to employment, Employee shall work as mutually agreed upon by Resource and Employee, and Employee shall receive the same compensation and benefits as set forth in this Agreement, subject to appropriate proration of compensation if Employee works less than the same schedule he had previously worked.

(7)      TERMINATION WITHOUT CAUSE; SEVERANCE PAY:

         7.1 Resource may terminate Employee's employment immediately and without cause. However, if Resource terminates employee's employment pursuant to this Section 7.1, Resource shall pay to Employee his regular base salary payable in periodic installments on the same schedule as other executive employees of Resource through the lesser of (i) the remainder of the Initial Term of this Agreement or (ii) a period of thirty-six
                  (36) months following the date on which employment is terminated ("Severance Pay"). Notwithstanding the foregoing, in the event Employee elects to compete with Resource or any of its subsidiaries as described below, Resource's obligation to pay the Severance Pay shall terminate immediately.

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         7.2      Employee agrees that in the event he competes, directly or indirectly, with Resource or any of its subsidiaries within a 30-mile radius of any Resource office, or any of its subsidiaries' offices, that exist on the date of such termination he will forfeit any remaining Severance Pay from the first date of such competition.

         7.3 It is the specific intent of the parties that as long as Employee is receiving Severance Pay, Employee shall be restricted from competing directly or indirectly within a thirty mile radius of any segment of Resource's or its subsidiaries' business in which Employee engaged prior to the termination of employment and from any segment of Resource's and its subsidiaries' business, about which Employee acquired proprietary or confidential information, during the course of his employment. Resource's and its subsidiaries' business shall mean the business of banking and mortgage lending. Employee agrees that competition shall include engaging in competitive activity, either as an individual, as a partner, as a joint venturer with any other person or entity, or as an employee, agent, or representative of any other person or entity, or otherwise being associated in a competitive capacity with any business entity which directly or indirectly competes with Resource or any of its subsidiaries. Employee further agrees that for as long as he receives severance pay, he will not induce or attempt to induce any of the employees of Resource or its affiliates to terminate their agreement.

         7.4 Resource and Employee have examined in detail this paragraph 7 and agree that the restraint imposed upon Employee is reasonable in light of the legitimate interests of Employer, and it is not unduly harsh upon Employee's ability to earn a livelihood.

         7.5 Notwithstanding any provision of this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditional upon their compliance with 12 U.S.C. ss. 1828(k) and any regulations promulgated thereunder.

(8) TERMINATION FOR CAUSE: The employee's employment may be terminated at any time by Resource for "cause." As used in this Agreement, the term cause may mean personal dishonesty; gross neglect related to employment; incompetence; willful misconduct; breach of loyalty or fiduciary duty to Employer; intentional failure to perform assigned or agreed upon duties; willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); or material breach of any provision of this Agreement. Termination by Resource for cause shall be determined by the vote of at least 51% of all of the members of the Resource Board of Directors. If the employment is so terminated, Employee will be entitled to receive any regular salary earned and employee benefits accrued as of the date of such termination, but Resource will have no further obligation to Employee hereunder from and after such date.

(9) TERMINATION BY EMPLOYEE: Employee may resign from the employment of Resource at any time upon ninety (90) days prior written notice. Upon such resignation, Employee shall have no rights to any further compensation or benefits after the ninety (90) day notice period has expired. Resource reserves the option but not the obligation to relieve Employee from performance of work during this period, but absent subsequent breach hereof, Resource shall be obligated to pay Employee the Employee's regular base salary for the entire 90-day notice period.

(10) CHANGE OF CONTROL: If there shall occur a "Change of Control of Resource" as defined below, the employee may be assigned such other duties, responsibilities and compensation as would be reasonably equivalent under the circumstances and acceptable to the Employee in his reasonable discretion. Upon such occurrence, if the Employee shall not be given such reasonably equivalent duties, responsibilities and

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         compensation, he may be terminated or he may resign; and, in either such case, Employee shall receive in lieu of any payments pursuant to paragraph 7, a one-time payment of 2.99 times the average of the last three (3) years' regular base salary, or if employed less than three years, a one-time payment of 2.99 times Employee's regular base salary in effect when the change of control occurs. As used in this paragraph 10, a Change of Control of Resource shall be deemed to have occurred if any of the following occur:

         10.1 Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Resource representing twenty-five percent (25%) or more of the combined voting power of Resource's then outstanding securities; or

         10.2 During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Resource Board of Directors cease for any reason to constitute a majority thereof unless the election by Resource's Shareholders of each new director was approved by a vote of at least two-thirds of the Resource directors then still in office who were directors at the beginning of the period.

         10.3 The approval by Resource's shareholders of the merger or consolidation of Resource with any other corporation or business organization, the sale of substantially all of the assets of Resource or the liquidation or dissolution of Resource, unless, in the case of a merger or consolidation, the directors of Resource in office immediately prior to such merger or consolidation will constitute at least two-thirds of the directors of the surviving corporation or business organization of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation or business organization.

(11)     REQUIRED PROVISIONS:

         11.1 If Employee is suspended and/or temporarily prohibited from participating in the conduct of Resource's affairs by a notice served under the Federal Deposit Insurance Act, Resource's obligations under this Agreement shall be suspended as of the date of service. If the charges in the notice are dismissed, Resource may, in its discretion, (i) pay Employee all or part of the compensation withheld while its obligations under the Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

         11.2 If Employee is removed and/or permanently prohibited from participating in the conduct of Resource's affairs by an order issued under the Federal Deposit Insurance Act, all obligations of Resource under this Agreement shall terminate as of the effective date of the order, but the Employee's vested rights shall not be affected.

         11.3 If Resource is in default as defined in the Federal Deposit Insurance Act, all obligations under this Agreement shall terminate as of the date of default, but the operation of this subparagraph 11.3 shall not affect any of Employee's vested rights.

(12)     NONDISCLOSURE:

         12.1 Employee agrees to hold and safeguard any information about Resource and its subsidiaries gained by Employee during the course of Employee's employment. Employee shall not, without the prior written consent of Resource, disclose or make available to anyone for use outside Resource's and its subsidiaries' organization at any time, either during his

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                  employment or subsequent to any termination of his employment, however such termination is effected, whether by Employee or Resource, with or without cause, or expiration or nonrenewal of this Agreement, any information about Resource and its subsidiaries or its customers or suppliers, whether or not such information was developed by Employee, except as required in the performance of Employee's duties for Resource and its subsidiaries.

         12.2 Employee understands and agrees that any information about Resource and its subsidiaries or Resource's and its subsidiaries' customers is the property of Resource or its subsidiaries and is essential to the protection of Resource's and its subsidiaries' goodwill and to the maintenance of Resource's and it subsidiaries' competitive position and accordingly should be kept secret. Such information shall include, but not be limited to, information containing Resource's and its subsidiaries' promotional plans and strategies, pricing strategies, customers and prospective customers, customer lists, identity of key personnel in the employ of customers and prospective customers, computer programs, system documentation, manuals, ideas, or any other records or information belonging to Resource and its subsidiaries or relating to Resource's and its subsidiaries' business.

(13) NON-SOLICITATION OF EMPLOYEES: Employee agrees that during his employment hereunder and for a period of one year following termination of Employee's employment, whether such termination is voluntary or involuntary, effected by Resource or by Employee, regardless of cause, Employee shall not, directly or indirectly, hire, solicit or induce or attempt to hire, solicit or induce, any employee of Resource to become employed by Employee or any other person or entity or to perform services for remuneration for Employee or any other person or entity regardless of the structure or nature of any such remunerative relationship. For purposes of this paragraph 13, an employee of Resource shall mean any individual who was employed by Resource or any of its subsidiaries at the time of Employee's termination or at any time during the six-month period immediately preceding such termination. This paragraph does not apply in the event of "Change of Control of Resource" as defined in paragraph 10.

(14) ENTIRE AGREEMENT: This Agreement and your offer letter dated November 9, 1998 supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Resource or any affiliate of Resource and contains all the covenants and agreements between the parties with respect to such employment. Each party to these Agreements acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement and your offer letter dated November 9, 1998 will be valid or binding. Any modification of these Agreements will be effective only if it is in writing signed by the party to be charged.

(15) BINDING EFFECT: This Agreement will be binding upon and inure to the benefit of each of the parties and their successors.

(16) LAW GOVERNING AGREEMENT: This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Virginia.

(17)     CONFLICT WITH REGULATIONS: The requirements of 12 C.F.R. ss.
         563.39(b) (the "Employment Agreement Regulations") shall be made part of this Agreement and are incorporated by reference. If any provision of this Agreement conflicts with the Employment agreement Regulations, the Employment Agreement Regulations shall govern.

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(18)     PARTIAL INVALIDITY: If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

(19) SEVERABILITY: If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, and specifically including the restrictions on competition in paragraph 7, there shall be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid, and enforceable.

(20) NOTICES: Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the addresses appearing herein, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of five (5) days after mailing.

                           TO:      Resource Bank
                                    Attention:  Debra C. Dyckman
                                    3720 Virginia Beach Boulevard
                                    Virginia Beach, Virginia 23452



                           TO:      T. A. Grell, Jr.
                                    5350 Lake Lawson Road
                                    Virginia Beach, VA 23455


(21) COUNTERPARTS: This Agreement may be executed in counterparts, together which shall constitute one and the same instrument.


         IN WITNESS WHEREOF, Resource Bank has caused this Agreement to be executed in its name and behalf by its proper officers, thereunto duly authorized, and Employee has set his hand as of the date first above written.


EMPLOYEE'S NAME                             RESOURCE BANK

/s/ T.A. Grell, Jr.                        By:/s/ Lawrence N. Smith
-------------------                           ---------------------
Signature                                         Lawrence N. Smith

T. A. Grell, Jr.                              Its: Chief Executive Officer
-------------------                           ------------------------
Printed Name

Date: __________________________           Date __________________________